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QUESTCOR PHARMACEUTICALS, INC.

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Questcor Discusses ISS Proxy Recommendations; Provides Business Update

-Company Rescinds Option Re-pricing Provision-

-ISS Dilution Calculation Negatively Impacted by Share Repurchase Program-

-Conference Call Tomorrow, May 12, at 1:00 p.m. ET, 10:00 a.m. PT-

ANAHEIM, CA – May 11, 2011 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported that it removed the option re-pricing provision from its Equity Incentive Award Plan.

ISS Proxy Advisory Services (“ISS”) has recommended to its clients that they vote at the Company’s May 19, 2011 Annual Meeting of Shareholders “Against” the Company’s proposal to add shares to its 2006 Equity Incentive Award Plan. ISS indicated that its “Against” recommendation is based in part on the 2006 Plan allowing for the re-pricing of stock options without shareholder approval. The Company has amended the 2006 Plan to remove this provision. ISS has re-published its report reflecting this provision deletion.

ISS also indicated that the number of shares that the Company is requesting causes ISS’s self-imposed threshold of 15% (of outstanding shares) to be exceeded. By using the current number of outstanding Questcor shares (62 million), the ISS analysis penalizes Questcor for its shareholder-friendly share repurchase program. The Company has repurchased 15 million shares since early 2008. Had ISS used 77 million shares, the calculated dilution would be much lower.

Additionally, approximately 3.7 million of the Company’s outstanding stock options are both vested and deep in-the-money due to the significant increase in its stock price since 2007. In fact, ISS highlights in its report that Questcor shareholders have enjoyed a 70% annualized return over the past five years compared to less than 1% for the Russell 3000.

The Company views the ISS calculation of the dilutive impact of the 2006 Plan as too simplistic, given its lack of consideration for the factors noted above. Adjusting for the Company’s repurchase of approximately 15 million common and preferred shares and for the vested, in-the-money options, the Company believes that the model utilized by ISS would calculate dilution of approximately 12%.

“We appreciate ISS pointing out the legacy re-pricing provision in our 2006 Plan as we never considered utilizing the provision and believe the deletion of the provision is in the best interest of the Company’s shareholders. Accordingly, we have eliminated the option re-pricing provision which the ISS recommendation refers to,” said Don M.

Bailey, President and CEO of Questcor. “However, we note that the ISS concern regarding the quantity of options that we are requesting fails to give us appropriate credit for the shares repurchased or take into account the fact that many of our outstanding stock options are vested, deep in-the-money stock options. This concern appears to be the product of an over-simplistic model, as ISS has recommended “For” votes for each of the other proposals in the proxy statement, including the advisory “say-on-pay” proposal.”

Mr. Bailey added, “If the “Against” votes exceed the “For” votes by the time voting is complete, the Company would likely view this result as an ISS-driven, unintended consequence of the Company’s share repurchase program. This would be especially ironic given both how popular the share repurchase program has been among shareholders and the significantly above-market returns shareholders have generated from the extraordinary efforts of our employees.”

“We encourage our shareholders to consider this matter very carefully and form their own opinion regarding the Company’s 2006 Equity Incentive Award Plan. We view the Plan as a critical element of our overall compensation structure and do not believe that our ability to incentivize our employees should be negatively impacted by our share repurchase program,” Mr. Bailey continued.

Business Update

“Turning to the business, so far in the second quarter, the daily rate for new paid Acthar prescriptions for multiple sclerosis (MS) relapses has increased significantly from the first quarter. In fact, the second quarter’s daily rate of new, paid MS prescriptions is slightly higher than the very strong record daily rate seen in the month of March. We are also seeing similar trends in nephrotic syndrome (NS) prescriptions so far in the second quarter. We are continuing to plan the next expansion of our sales effort, with a focus on NS this time. We plan to accomplish this expansion without any decrease in the effort or momentum with MS,” concluded Mr. Bailey.

Conference Call Details

The Company will host a conference call tomorrow May 12, 2011 at 1:00 p.m. ET/ 10:00 a.m. PT, to discuss this situation and provide an update on the business. Don Bailey, President and Chief Executive Officer; and other members of the management team will host the call.

To participate in the live call by telephone, please dial 888-549-7880 for domestic participants and 480-629-9678 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4441143#. An archived webcast will also be available at www.questcor.com.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from three indications: the treatment of acute exacerbations of multiple sclerosis in adults, the treatment of nephrotic syndrome, and the treatment of infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. Questcor also markets Doral(R) (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;
•	Our ability to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;
•	Our ability to effectively manage our growth and our reliance on key personnel;
•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, as well as volatility in our stock price; and
•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2010, and other documents filed with the Securities and Exchange Commission.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

714-786-4210

dbailey@Questcor.com

EVC Group

Investors	Media
Gregory Gin/Doug Sherk	Janine McCargo
415-896-6820	646-688-0425

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